Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MSPC Certified Public Accountants and Advisors, A Professional Corporation hereby consents to the use in the Form 10-K/A, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Diamond Information Institute, Inc. of our report dated March 23, 2009, relating to the financial statements of Diamond Information Institute, Inc., a New Jersey Corporation, as of and for the year ending December 31, 2008.

/S/ MSPC

Certified Public Accountants and Advisors,

A Professional Corporation

Cranford, New Jersey

December 10, 2010